NEWS RELEASE

FOR IMMEDIATE RELEASE

                      ENVIRONMENTAL SOLUTIONS WORLDWIDE INC

                       COMPLETES $6 MILLION DOLLAR FUNDING

Concord, ON.--(BUSINESS WIRE) - November 7th, 2008. Environmental Solutions Worldwide Inc. (ESW) (OTCBB: ESWW) (Frankfurt Stock Exchange FWB: EOW) announced that on November 3, 2008, the Company completed a transaction whereby it issued $6.0 million of convertible debentures to six (6) accredited investors under Rule 506 of Regulation D.

The Company has also reached an agreement to repay and satisfy all previously issued promissory notes, in part by $2.2 million in cash and in part by the issuance of $3.0 million in Convertible Debentures under the above offering.

These funds will be used in part to complete our emission control device verifications currently in their final stages with the California Air Resources Board (CARB) and the Environmental Protection Agency (EPA) and to launch these products through our partnerships and key distributors.

"In these tight credit markets, it speaks well of the confidence that investors have in our Company's technologies, the strength of our business plan, and our management teams capability to bring future value to shareholders. Mr. David J. Johnson, ESW's President and CEO remarked. Environmental air quality concerns remain a top priority with all countries worldwide and we are excited to take one step closer to reaching the future milestones we have in front of us."

For further detailed information, please review the Company's SEC 8k report filed November 7th, 2008 http://www.sec.gov/cgi-bin/browse-edgar?action=get company&CIK=0001082278&owner=include&count=40

ABOUT ENVIRONMENTAL SOLUTIONS WORLDWIDE INC.

Headquartered in Concord, Ontario, Environmental Solutions Worldwide, Inc. is a publicly traded company engaged through its wholly owned subsidiaries ESW Canada, Inc. and ESW America, Inc. (the ESW Group of Companies) in the design, development, ISO 9001:2000 certified manufacturing and sales of technologies for both the environmental control and military sectors. The ESW Group of Companies currently manufacture and market a diversified line of catalytic emission control products and support technologies for diesel, gasoline and alternative fueled engines. The ESW Group of Companies also operates a comprehensive EPA/CARB & MSHA recognized emissions testing and verification laboratory.
For updated information, please visit the Company's Web site at: www.cleanerfuture.com
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For updated information about our military division, please visit the Company's
Web site at: www.eswmilitarytech.com
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SAFE HARBOR

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (The "Act"). In particular, when used in the preceding discussion, the words "pleased" "plan," "confident that," "believe," "expect," or "intend to," and similar conditional expressions are intended to identify forward looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, general acceptance of the Company's products and technologies, competitive factors, the ability to successfully complete additional financings and other risks described in the Company's SEC reports and filings.

                          FOR MORE INFORMATION CONTACT:
                      ENVIRONMENTAL SOLUTIONS WORLDWIDE INC
                      Investor Relations at 1-905-695-4142
                      Investor-relations@cleanerfuture.com